Exhibit 10.1

Hilb Rogal & Hobbs Company

2008 Corporate Incentive Plan

STRATEGY

This plan has been formulated to focus the performance of selected corporate headquarters and field operations staff on achievements critical to the financial and operational success of HRH. Emphasis is placed on the Company’s performance relative to EPS and comparison to industry, peers and the S&P 600.

ELIGIBILITY

All senior corporate officers and regional directors are normally nominated to participate in the plan. Final eligibility is determined and approved by the Chairman and President.

CORPORATE INCENTIVE BONUS POOL

Subject to the terms and conditions hereof, a bonus pool will be generated based on (i) the Company achieving increases in earnings per share as shown in the chart below and (ii) with respect to a portion of each Regional Director’s bonus, the performance of the Regional Director’s operating region. The target for 2008 is XX% increase in EPS. The bonus pool at a XX% increase in EPS is equivalent to the sum of the target bonuses for all of the eligible or potentially eligible participants in the Plan, including positions that are currently vacant.

Note: Corporate Earnings per Share (EPS) change is the percentage change in operating earnings per share from 2007 to 2008.

Earnings Per Share *	2008 Bonus Pool **

[Chart Omitted]

*Payouts for changes below XX% or incremental amounts for payouts above XX% are at the discretion of the Human Resources & Compensation Committee (the “Committee”) as determined in relation to HRH’s performance considering indicators such as performance against the industry, peer group and the S&P 600. Figures listed above for percentage increases below XX% and above XX% are guidelines for the Committee in the event that it chooses to exercise this discretion, but shall not limit the Committee’s discretion.

For payouts on increases between XX% and XX%, the Committee reserves the right to modify the bonus pool, either positively or negatively, by an amount up to but not to exceed 20%. Any modification will be determined by the Committee’s assessment of the executive team’s performance considering indicators such as performance against the industry, peer group and the S&P 600.

**A portion of the bonus pool is based upon specific targets and allocations applicable to Regional Directors. Possible bonuses payable to Regional Directors are more fully described on page 2.

2008 Corporate Incentive Plan

Note: Bonus pool amounts are calculated in proportion to the increase in EPS. For increase percentages between the above defined measurement points, bonus amounts are determined on a prorated basis. For example, the corresponding bonus pool for an EPS increase of XX% would be $X,XXX,XXX. Notwithstanding the above, the maximum total bonus pool payable may never exceed 200% of the sum of all participants’ base salaries, except in the discretion of the Committee

INDIVIDUAL INCENTIVE BONUS TARGETS

The following positions have been designated as CIP participants for 2008.

Grade	Position Title

[Chart Omitted]

The target bonus for employees entering the plan during the year will be adjusted on a pro-rata basis to reflect the period of time they are in the plan. The target bonus for employees promoted during the year will be adjusted on a pro-rata basis to reflect the period of time they are in the new position. The bonus pool will be adjusted to reflect these changes.

INCENTIVE PAYOUTS

Incentive payouts for Regional Director positions will be calculated as follows:

•

50% of a Regional Director’s payout will be determined by the performance of the specific operating region directed by the Regional Director as measured against quantitative targets established by the Chairman and President. This is determined irregardless of the Company’s change in EPS.

•	50% of a Regional Director’s payout will be determined by the established standards for all other executive team members as set forth herein.

Target bonuses will be paid out on a formulaic and discretionary basis for EPS increases between XX% and XX%. The bonus pool will be fully accrued and distributed to participants based on a part formulaic (60%) and part discretionary (40%) basis. This discretion may be used by the Chairman to either increase or decrease a participant’s individual target bonus by up to 40%.

The discretionary pool may be distributed by the Chairman and the President based on the participant’s individual contribution to the Company’s success. In determining each participant’s portion of the discretionary pool, factors such as regional profit margin and growth, successful implementation of the strategic plan, reduction of non-value added expense, contribution to EPS growth, completion of assigned special projects, etc., will be evaluated. In addition, the participant’s leadership skills will be considered and evaluated as well.

2008 Corporate Incentive Plan

Incremental payouts for increases in EPS above XX% are for extraordinary performance. Bonuses will not be paid to the executive group if the Company does not make a profit, unless the lack of profit is the result of an investment strategy that was approved by the Board.

ADMINISTRATION

Payment—Bonuses will not be paid to any participant who is not a full time, active employee on the date the bonus is payable except in the case of an approved retirement or disability or in the case of death. In these instances, a prorated portion of the bonus will be paid based on the actual period of employment during the year. Employees who voluntarily resign or are terminated prior to the incentive award payout will forfeit the opportunity to earn an incentive award as of the date of resignation or termination, regardless of the actual last day worked.

Maximum payout—The bonus earned by a participant under this plan cannot exceed 200% of the participant’s base salary, unless otherwise determined appropriate by the Committee.

Cash Distribution of Incentive Payment—All awards will be paid in cash no later than March 15, 2009. Participants may elect to defer receipt of all or a portion of their incentive award, subject to the terms of the Executive Voluntary Deferral Plan.

New Hires, Transfers, Promotions—Individuals hired, promoted or transferred into an eligible position during the plan year (prior to November) will be eligible for a prorated award based on the actual period of employment in that position during the year.

Plan Design Criteria—The plan has been designed to operate in a normal business environment. If unusual business conditions occur that generate unusually high or low changes in EPS, then the Plan may be amended to take those conditions into consideration.

Approvals—The Chairman will administer the Plan and have the authority to interpret all provisions and to make any rules and regulations necessary to administer the Plan in his sole discretion. All incentive award payments under this Plan are subject to the approval of the Chairman and the Committee. The independent members of the Board of Directors must approve the Chairman’s incentive award.

Nothing in this plan shall constitute an agreement by HRH to employ participants for a fixed term. The participants shall remain at-will employees of HRH unless otherwise established by a separate agreement.

HRH expects to continue the Plan indefinitely, but reserves the right to change or terminate the Plan at any time.